CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Independent Auditors" and to the use of our reports dated February 5, 1998 on the financial statements and schedules of IDS Life Insurance Company of New York and our report dated March 13, 1998 on the financial statements of IDS Life of New York Accounts 4, 10, 11, 5, 6, 9, 12, 13 and 14, in Post Effective Amendment No. 25 to the Registration Statement (Form N-4, No. 2-78194) and related Prospectus for the registration of the Variable Retirement and Combination Retirement Annuities Contracts to be offered by IDS Life Insurance Company of New York.



Ernst & Young LLP
Minneapolis, Minnesota
April 20, 1998